                                                                    Exhibit 99.1

AMERICAN ITALIAN PASTA COMPANY

--------------------------------------------------------------------------------
                                                                           NEWS
                                                                         RELEASE

Contact:

George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

   FOR IMMEDIATE RELEASE

                  American Italian Pasta Company Reports Final
                   Fourth Quarter and Fiscal Year 2004 Results

--------------------------------------------------------------------------------

KANSAS CITY, MO, November 11, 2004 --- American Italian Pasta Company (NYSE:PLB)
today announced results for the fourth fiscal quarter and the full fiscal year
2004, which ended October 1, 2004. The Company's release will be discussed in a conference call at 10:00 am Eastern Time today. The Company previously released preliminary results on October 28, 2004.

The Company reported a net loss for the fourth quarter of ($12.2) million, or
($.67) per diluted share, generally in line with the preliminary results.
Excluding certain expenses totaling $14.4 million before tax ($9.5 million after-tax, or $.52 per diluted share), the net loss would have been ($2.7)
million, or ($.15) per diluted share. Such excluded expenses are comprised of
$1.9 million in restructuring expenses, $8.6 million of costs related to inventory reduction strategy (included in cost of goods sold) and $3.9 million of expenses related to new product introduction and marketing. Net income in the fourth fiscal quarter 2003 was $12.8 million, or $0.69 per diluted share.

Net income for the full 2004 fiscal year was $3.0 million, or $0.16 per diluted share. Excluding certain expenses totaling $26.9 million before tax ($17.8 million after-tax, or $.96 per diluted share), net income would have been $20.8 million, or $1.12 per diluted share. Such excluded expenses are comprised of
$2.9 million in restructuring expenses, $14.1 million of costs related to inventory reduction strategy (included in cost of goods sold) and $9.9 million of expenses related to new product introduction and marketing. Net income for the full 2003 fiscal year was $42.6 million, or $2.31 per diluted share.

AIPC
November 11, 2004

As noted in the Company's earlier preliminary release, the fourth quarter operating results were significantly impacted by several key developments, which resulted in materially different financial results than had been anticipated.
The key developments included the following:

     o    Continued and accelerated consumption declines in the pasta industry, resulting in lower sales demand.

     o    Reduced operating margins, primarily due to lower net sales prices and rising costs.

     o    Production and manufacturing cost inefficiencies in the initial eight weeks following the implementation of the Company's restructuring and rightsizing program, including the impact of transferring industrial products to other plant facilities, which resulted in higher than expected per unit manufacturing and distribution costs.

     o    Customer shipment delays resulting from reduced inventory levels and product availability issues which negatively impacted revenues.

     o    Higher than expected costs relating to the Company's inventory reduction strategy, implemented as part of the restructuring program, which totaled $8.6 million.

     o    Reduced carb product sales were nearly 50% less than earlier expectations in spite of heavy introductory marketing spending of $3.9 million during the quarter. There were no sales to Atkins Nutritionals of their proprietary low carb products during the quarter. .

Tim Webster, President and Chief Executive Officer, commented on the quarterly results: "The fourth quarter was very challenging for our Company and we are disappointed with the operating performance. There were a number of factors contributing to the results, including deteriorating pasta market conditions and our restructuring. We continue to see no significant rebound in consumer demand for pasta or the prevailing industry conditions that have impacted our ability to realize targeted profits and margins. The operational and profit impacts of the restructuring were much greater than expected; however, we believe our operations will improve over the next two quarters. We accomplished our primary restructuring goals of capacity, inventory and cost structure reductions. Our inventories are approximately $24 million lower than at the beginning of the quarter, we generated $18.5 million in cash and reduced debt by approximately
$20 million during the quarter."

Mr. Webster continued, "As an industry leader, we have recently led the way in reducing production capacity. As we recently discussed, we have determined that we must institute additional measures to increase our profits and margins to more appropriate levels. Therefore, we have begun implementing a new pricing strategy that will increase average sales prices over the course of fiscal 2005.
Our new pricing strategy is expected to recover increased costs of production including raw materials, utilities, freight, other operating costs and improve our overall returns."

AIPC
November 11, 2004

Restructuring and Rightsizing Program

As announced in June 2004, the Company is continuing to implement a restructuring and rightsizing program to better align its production capacity and cost structure with its current operating profile and the pasta industry environment. The restructuring program responds to the industry-wide reductions in demand and manufacturing overcapacity. The three key components of implementation were substantially achieved in July with the completion of our workforce reductions, the suspension of full operations at our Kenosha,
Wisconsin facility and the temporary shutdowns at two other manufacturing facilities. As a result of the restructuring, the Company's production capacity and output more effectively match anticipated sales demand, significant future cost savings will be generated and lower inventory levels have been achieved.

Horst W. Schroeder, Chairman of the Board, commented, "As is typical in a restructuring of this nature, there is a period of time after changes are implemented when production and manufacturing cost inefficiencies are experienced. As we significantly reduced production capacity, moved manufacturing requirements from the Kenosha plant to our other three U.S. plants and changed the distribution points of a significant amount of production and inventory, we experienced a more difficult transition phase than expected. This resulted in higher than projected operating costs due to product waste, production inefficiencies and incremental distribution costs. We expect these operating processes and the related cost inefficiencies to come in line during the first and second quarters of fiscal 2005."

Mr. Schroeder continued, "The operational factors surrounding the implementation of the restructuring and the concurrent reductions in our inventory levels have resulted in some specific product availability issues. As a consequence, a number of customer orders were delayed during the fourth quarter. To alleviate this pressure on short-term product availability and to assure high levels of customer service, in mid-October we partially re-activated the Kenosha facility.
The availability of this plant for short-term production needs such as this results from having the Kenosha plant on stand-by as we discussed at the time of the restructuring."

Other Operating Highlights

Other operating highlights of the fourth quarter and the full year include:

     o    Revenues: For the fourth quarter total revenues were $99.2 million, decreasing 15.1% from $116.9 million in the fourth quarter of fiscal
          2003. Revenues for the quarter were adversely impacted by the shipping delays of certain customer orders that resulted from the production and distribution inefficiencies after the implementation of the restructuring and rightsizing program.

          Full year total revenues were $417.4 million, decreasing 4.9% from
          $438.8 million in fiscal 2003.

          o    Retail revenues: In the fourth quarter, the Company's retail revenues decreased by approximately 21% (on an approximately 9%
               reduction in volume) as compared to the prior year quarter.
               Industry-wide retail consumption of dry pasta (as measured by
               ACNielsen) declined in volume by 4-5% and 6-7% for the 13-week and four-week periods ended October 4, 2004, respectively. The
               Company

AIPC
November 11, 2004

               also had decreased revenues due to a decrease of $0.6 million from the Continued Dumping and Subsidy Offset act of 2000.

          o    Institutional revenues: In the quarter, the Company's
               institutional revenues increased approximately 4% (on volume increase of approximately 1%). The institutional business
               outpaced the overall market due primarily to strong sales in
               Europe.

     o    Reduced and low carb product lines: In response to what appeared to be a growing consumer trend for consumption of reduced carb products in early fiscal 2004, the Company introduced a portfolio of new reduced carb and low carb products. This strategy also was designed to help mitigate the impact of general pasta consumption declines. Less than expected consumer acceptance of branded reduced carb products, resulted in a cancellation of planned introduction of reduced carb private label products to customers. The Company believes that reduced carb products will continue to fulfill a relevant role in the diets of some consumers, but the product line will not be a significant driver of the Company's sales and will not compensate for volume declines and associated profits of traditional pasta.

          In connection with the reduced carb line, new product development and start-up costs of $3.9 million were incurred relating to the "upfront"
          investment in the new products. In addition, marketing costs aggregating $6.0 million for introductory marketing support were incurred in fiscal 2004, including $3.9 million in the fourth quarter
          (included in selling and marketing costs). Revenues of reduced carb products in the quarter were nearly 50% less than earlier expectations and were $9.9 million for the full year.

          A "low carb" product line was developed under a supply agreement entered early in fiscal 2004 with Atkins Nutritional Services. While early sales levels were encouraging, recent trends and revenues are not achieving the levels originally expected. There were no revenues under this agreement in the fourth quarter and such revenues aggregated $5.7 million during fiscal 2004. As the sales outlook for the Atkins product line is substantially diminished, recoverability of
          $0.8 million of certain assets relating to the agreement became uncertain and were expensed in the fourth quarter.

     o    Restructuring and rightsizing program costs: During the fourth quarter, the Company recorded $1.9 million of costs related to the restructuring and rightsizing program; such costs aggregated $2.9 million for the full year.

     o    Cost of goods sold: One of the key objectives of the Company's restructuring and rightsizing program was to reduce per unit manufacturing costs that resulted from lower production volumes than encompassed in original operating plans for the year. The lower utilization of production capacity, combined with a manufacturing and logistics cost structure that included proportionately high levels of fixed costs, resulted in substantial increases in cost of goods sold.
          As the rightsizing program's initial implementation did not commence until late July, combined with subsequent short-term production and logistics inefficiencies, the per unit manufacturing costs continued
          at higher levels in the fourth quarter. In addition, the Company continues to experience higher raw materials, utility and freight costs, due in part from significantly increased transportation charges resulting from recent hurricane conditions in the southeastern United
          States.

AIPC
November 11, 2004

          During the fourth quarter, the Company continued to incur costs relating to the inventory reduction strategy, a key element of the rightsizing and restructuring program. Such costs totaled $8.6 million and include costs relating to the Kenosha plant's suspended operations, costs incurred at two plants while temporarily shutdown during July and liquidation of and write-downs of certain higher valued inventory. The Kenosha expenses include manufacturing costs as the plant's operations and production levels wound down, as well as the costs incurred in preparing the plant for closure. Temporary plant shutdown expenses include the ongoing expenses during shutdowns which would normally be treated as production costs and charged to inventory but, in the absence of production, have been charged to cost of goods sold.

          These higher cost factors, combined with lower net sales prices and unfavorable sales mix, resulted in gross margins declining to 8.4% and
          22.5% of revenue in the fourth quarter and full year, respectively.
          Gross margins were 32.9% and 32.8% in the prior year's fourth quarter and full year, respectively. Excluding the impacts of the inventory reduction strategy of $8.6 million and $14.1 million for the fourth quarter and the full year, respectively, gross margins would have been
          17.1% and 25.9%, respectively.

     o    Selling and marketing costs: Costs in the fourth quarter increased over the prior year quarter, primarily relating to $3.9 million of marketing support for the Company's reduced carb product line.

     o    General and administrative expenses: During the fourth quarter, the
          Company recorded additional reserves for doubtful accounts totaling
          $1.4 million to replenish reserves after the write off in fiscal 2004 of approximately $1.0 million relating to a customer bankruptcy filing and provide for anticipated uncollectible accounts that have been identified.

     o    Cash flow: Operating cash flow for the fourth quarter was $22.8 million and free cash flow (operating cash flow less capital expenditures) was $18.5 million. As expected, inventories were reduced during the fourth quarter by approximately $24 million and have been reduced by $18.1 million as compared to the end of fiscal year 2003.

     o    Bank credit agreement: The Company's bank credit agreement was recently amended to revise certain financial covenants.

Quarterly Dividend:

In a separate press release, the Company today confirmed their October 28, 2004 preliminary announcement of a quarterly dividend payment of 18.75 cents per share.

AIPC
November 11, 2004

Fiscal 2005 Outlook and Key Financial Objectives:

The Company's October 28, 2004 press release outlined certain components of the
Company's anticipated operating environment and 2005 business plan, including key financial targets. Based on the Company's objectives, strategies and action plans, as well as current assumptions regarding pasta market conditions, commodities and other key cost components, the following targets have been established for fiscal 2005:

°      Net revenues                        $370 -  400 million
°      Operating profit                       $38 - 45 million
°      Interest expense                       $15 - 17 million
°      Net income                             $15 - 18 million
°      Earnings per share               $.80 - $1.00 per share
°      Free cash flow  - available for        $40 - 45 million
                        debt repayment & dividends
                     (operating cash flow less
                     capital expenditures)

In addition, the 2005 business plan is strongly focused on balance sheet management. Capital expenditures are expected to be under $20 million in 2005 and working capital reduction efforts have been implemented. A program to reduce debt levels and interest cost during the year has also been undertaken.

The 2005 business plan calls for steady profit improvements each quarter and if the fourth quarter of 2005 results are sustained in 2006, the Company would be approaching its historical operating income margin of mid-teens as a percent of revenue. The above guidance does not include the impact of the proposed
Statement of Financial Accounting Standards regarding stock based compensation.

In this press release, the Company has identified certain expenses that are included with other broader statement of operations categories, has presented operating profit and earnings (loss) per share after certain items, and has also provided information about its "free cash flow". These are non-GAAP financial measures which management believes provide useful information about the
Company's operating results and cash generation. These measures are used internally with management and the Board of Directors to evaluate business performance. These measures may not be comparable to a similarly titled measure of another company.

Conference Call and Webcast

The Company will host a conference call today at 9:00 a.m. Central Time (10:00
a.m. Eastern). Access to the conference call will be available via the Internet and telephone. Internet users can access the call at the Investor Relations section of the Company's website (http://www.aipc.com). Internet participants should go to the website at least 15 minutes before the start of the call to register, download, and install any necessary audio software. For those without
Internet access, the conference call-in number is 913-981-4901.

For those unable to attend the live broadcast, a replay will be made available shortly after the conference call at the Company's website for 30 days and via telephone through November 12, 2004. To dial in for the replay, the call-in number is 719-457-0820. The replay password is 899822.

AIPC
November 11, 2004

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta
Company is the largest producer and marketer of dry pasta in North America. The
Company has five plants that are located in Excelsior Springs, Missouri;
Columbia, South Carolina; Tolleson, Arizona; Kenosha, Wisconsin and Verolanuova,
Italy. The Company has approximately 650 employees located in the United States and Italy.

The statements by the Company contained in this release in the section "Fiscal
2005 Business Outlook and Key Financial Objectives" are forward-looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, our dependence on a limited number of customers for a substantial portion of our revenue, our ability to fully implement our restructuring and rightsizing program, our ability to obtain necessary raw materials and minimize fluctuations in raw material prices, the impact of the highly competitive environment in which we operate, our reliance exclusively on a single product category, our ability to attract and retain key personnel, and our ability to cost-effectively transport our products. For additional discussion of the principal factors that could cause actual results to be materially different, refer to our report on Form 8-K dated July 28, 2004, filed by the Company with the Securities and Exchange
Commission. The Company will not update any forward-looking statements in this press release to reflect future events.

AIPC
November 11, 2004

AMERICAN ITALIAN PASTA COMPANY
Consolidated Statements of Operations
(in thousands, except per share amounts)

                                                                                   Three Months          Three Months
                                                                                       Ended                 Ended
                                                                                  October 1, 2004       October 3, 2003     % Change
                                                                                  ---------------       ---------------     --------
Revenues
    Retail                                                                             $ 69,721              $ 88,563            -21.3%
    Institutional                                                                        29,503                28,291              4.3%
                                                                                         ------               -------
                                                                                         99,224               116,854            -15.1%

Cost of goods sold                                                                       90,859                78,423             15.9%
                                                                                         ------               -------
Gross profit                                                                              8,365                38,431            -78.2%

                                                                                           8.4%                 32.9%

Selling and marketing expense                                                            16,168                12,525             29.1%
General and administrative expense                                                        4,865                 3,647             33.4%
Provision for restructuring and rightsizing program                                       1,923                    --               N/A
                                                                                       --------               -------
Operating profit (loss)                                                                (14,591)                22,259           -165.6%

                                                                                         -14.7%                 19.0%

Interest expense, net                                                                     3,866                 3,135             23.3%
                                                                                       --------                ------

Income (loss) before income tax expense                                                (18,457)                19,124           -196.5%
Income tax provision (benefit)                                                          (6,284)                 6,318           -199.5%
                                                                                      ---------              --------
Net income (loss)                                                                     $(12,173)              $ 12,806           -195.1%
                                                                                      =========              ========

                                                                                         -12.3%                 11.0%

Basic Earnings Per Common Share:

    Net income (loss) per common share                                                $  (0.67)               $  0.71           -194.4%
                                                                                      =========               =======

    Weighted average common shares outstanding                                           18,089                17,935
                                                                                      =========               =======

Diluted Earnings Per Common Share:

    Net income (loss) per common share                                                $  (0.67)               $  0.69           -197.1%
                                                                                      =========               =======

    Weighted average common shares outstanding                                           18,089                18,639
                                                                                      =========               =======

AIPC
November 11, 2004

AMERICAN ITALIAN PASTA COMPANY
Consolidated Statements of Operations
(in thousands, except per share amounts)

                                                                                    Year Ended              Year Ended
                                                                                  October 1, 2004        October 3, 2003       % Change
                                                                                  ---------------        ---------------       --------
Revenues
    Retail                                                                           $ 303,697                 $ 329,744             -7.9%
    Institutional                                                                      113,657                   109,100              4.2%
                                                                                       -------       ---         -------
                                                                                       417,354                   438,844             -4.9%

Cost of goods sold                                                                     319,621                   295,114              8.3%
New product development and start-up expenses                                            3,906                        --               N/A
                                                                                        ------       --------------   --
Gross profit                                                                            93,827                   143,730            -34.7%

                                                                                         22.5%                     32.8%

Selling and marketing expense                                                           58,668                    51,078             14.9%
General and administrative expense                                                      15,078                    12,880             17.1%
Provision for restructuring and rightsizing program                                      2,868                        --               N/A
Provision for acquisition and plant start-up expenses                                                              4,939               N/A
                                                                                        ------                     -----
                                                                                            --
Operating profit                                                                        17,213                    74,833            -77.0%

                                                                                          4.1%                     17.1%

Interest expense, net                                                                   13,053                    11,183             16.7%
                                                                                        ------                    ------

Income before income tax expense                                                         4,160                    63,650            -93.5%

     Income tax provision                                                                1,171                    21,017            -94.4%
                                                                                       -------                    ------

Net income                                                                             $ 2,989                  $ 42,633            -93.0%
                                                                                       =======                  ========

                                                                                          0.7%                      9.7%

Basic Earnings Per Common Share:

    Net income per common share                                                        $  0.17                   $  2.39            -92.9%
                                                                                       =======                   =======

    Weighted average common shares outstanding                                          18,043                    17,833
                                                                                       =======                    ======

Diluted Earnings Per Common Share:

    Net income per common share                                                        $  0.16                   $  2.31            -93.1%
                                                                                       =======                   =======

    Weighted average common shares outstanding                                          18,544                    18,490
                                                                                        ======                    ======

AIPC
November 11, 2004

AMERICAN ITALIAN PASTA COMPANY
Consolidated Balance Sheets
(in thousands, except per share amounts)

                                                                                              October 1,             October 3,
                                                                                                 2004                   2003
                                                                                                 ----                   ----
Assets
Current assets:
    Cash and temporary investments                                                             $  4,350               $ 6,465
    Trade and other receivables                                                                  45,704                51,730
    Prepaid expenses and deposits                                                                10,554                12,692
    Inventory                                                                                    60,704                78,760
    Deferred income taxes                                                                                               2,435
                                                                                                -------               -------
                                                                                                    789
Total current assets                                                                            122,101               152,082
Property, plant and equipment:
    Land and improvements                                                                        15,050                14,867
    Buildings                                                                                   133,534               132,035
    Plant and mill equipment                                                                    384,020               355,767
    Furniture, fixtures and equipment                                                            29,990                25,266
                                                                                               --------              --------
                                                                                                562,594               527,935
    Accumulated depreciation                                                                   (145,836)             (122,811)
                                                                                               --------              --------
                                                                                                416,758               405,124
    Construction in progress                                                                     10,833                18,996
                                                                                                -------               -------
Total property, plant and equipment                                                             427,591               424,120
Other assets                                                                                    198,718               194,293
                                                                                               --------              --------
Total assets                                                                                   $748,410              $770,495
                                                                                               ========              ========

Liabilities and stockholders' equity

Current liabilities:
    Accounts payable                                                                           $ 36,264              $ 42,416
    Accrued expenses                                                                             17,134                18,480
    Income tax payable                                                                               --                 1,096
    Current maturities of long-term debt                                                          2,040                 2,554
                                                                                                 ------               -------
Total current liabilities                                                                        55,438                64,546

Long-term debt                                                                                  286,795               300,778
Deferred income taxes                                                                            63,691                61,666
Commitments and contingencies
Stockholders' equity:
    Preferred stock, $.001 par value: Authorized shares - 10,000,000                                 --                    --
    Class A common stock, $.001 par value: Authorized shares - 75,000,000                            20                    20
    Class B common stock, $.001 par value: Authorized shares - 25,000,000                            --                    --
    Additional paid-in capital                                                                  232,184               227,234
    Treasury stock                                                                              (51,657)              (46,585)
     Unearned compensation                                                                       (2,556)                 (891)
    Retained earnings                                                                           160,720               164,495
    Accumulated other comprehensive loss                                                          3,775
                                                                                                -------
                                                                                                                         (768)
Total stockholders' equity                                                                      342,486               343,505
                                                                                               --------              --------
Total liabilities and stockholders' equity                                                     $748,410              $770,495
                                                                                               ========              ========

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